Exhibit 4.1

COLLATERAL AGREEMENT

Among

THE PHOENIX COMPANIES, INC.

As Pledgor,

WACHOVIA BANK, NATIONAL ASSOCIATION,

As Collateral Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

As Purchase Contract Agent

Dated as of

, 2002

The following Table of Contents has been inserted for convenience of reference only and does not constitute a part of the Collateral Agreement.

TABLE OF CONTENTS

SECTION

1.	THE SECURITY INTERESTS.	3

2.	DEFINITIONS.	4

3.	REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR.	8

4.	REPRESENTATIONS AND WARRANTIES OF THE COLLATERAL AGENT.	10

5.	CERTAIN COVENANTS OF THE PLEDGOR.	11

6.	ADMINISTRATION OF THE COLLATERAL AND VALUATION OF THE SECURITIES.	13

7.	INCOME AND VOTING RIGHTS ON COLLATERAL.	18

8.	REMEDIES UPON EVENTS OF DEFAULT.	19

9.	THE COLLATERAL AGENT.	22

10.	AMENDMENT.	25

11.	MISCELLANEOUS.	27

12.	TERMINATION OF COLLATERAL AGREEMENT.	28

Exhibit A—Certificate for Substituted Collateral
Exhibit B—Certificate for Additional Collateral

COLLATERAL AGREEMENT

THIS COLLATERAL AGREEMENT (the “Agreement”), dated as of                          , 2002, among The Phoenix Companies, Inc., a corporation organized under the laws of the State of Delaware, (the “Pledgor”), Wachovia Bank, National Association, as collateral agent (the “Collateral Agent”) hereunder for the benefit of Wachovia Bank, National Association, as purchase contract agent and as attorney-in fact of the Holders from time to time of the Purchase Contracts under the Purchase Contract Agreement (in such capacity, together with its successors in such capacity, the “Purchase Contract Agent”) and the Purchase Contract Agent;

W I T N E S S E T H:

WHEREAS, pursuant to the Purchase Contract Agreement (the “Purchase Contract Agreement”), dated as of the date hereof, between Pledgor and the Purchase Contract Agent, the Pledgor has issued              Purchase Contracts (             Purchase Contracts if the over-allotment option granted in the Underwriting Agreement is exercised in full), which require the Pledgor to deliver a specified number of shares of common stock, no par value, (the “HRH Common Stock”) of Hilb, Rogal and Hamilton Company, a Virginia stock corporation (“HRH”);

NOW, THEREFORE, to secure the performance by the Pledgor of its obligations under the Purchase Contracts and to secure the observance and performance of the covenants and agreements contained herein and in the Purchase Contract Agreement, the parties hereto agree as follows:

1.    The Security Interests.

In order to secure the observance and performance of the covenants, agreements and obligations contained herein and in the Purchase Contract Agreement and the Purchase Contracts:

(a)    Security Interests.    The Pledgor hereby grants and pledges unto the Collateral Agent, as agent of and for the benefit of the Purchase Contract Agent, as agent and attorney-in fact of the Holders from time to time of the Purchase Contracts, a security interest in and to, and a lien upon and right of set-off against, all of Pledgor’s right, title and interest in and to (i) the Pledged Items described in paragraphs (b) and (c); (ii) all additions to and substitutions for such Pledged Items (including, without limitation, any securities, instruments or other property delivered, pledged or purchased pursuant to Section 6(b) or (c)); (iii) all income, proceeds and collections received or to be received, or derived or to be derived, now or any time hereafter from or in connection with the Pledged Items (whether such proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the Pledgor with respect to the Pledgor) (the “Proceeds”); (iv) the Collateral Account, all securities and other financial assets (each as defined in Section 8-102 of the UCC) and other funds, property or assets from time to time held therein or credited thereto as Collateral hereunder and all security entitlements in respect thereof; and (v) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items (such Pledged Items, additions, substitutions, income, Proceeds, collections, powers and rights being herein collectively called the “Collateral”). The Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement.

(b)    Firm Payment Date.    On the date hereof, the Pledgor shall deliver to the Collateral Agent in pledge hereunder Eligible Collateral consisting of              shares of HRH Common Stock (the “Firm Share Base Amount”), in the manner provided in Section 6(d).

(c)    Option Closing Date.    At the date of delivery of any Option Securities (as defined in the Underwriting Agreement), the Pledgor shall deliver to the Collateral Agent in pledge hereunder Eligible Collateral consisting of a number of shares of HRH Common Stock equal to the number of Option Securities sold on such date (the “Additional Share Base Amount”), in the manner provided in Section 6(d).

The parties hereto expressly agree that all rights, assets and property (including, without limitation, cash) at any time held or credited as Collateral hereunder shall be treated as financial assets (as defined in Section 8-102 of the UCC).

2.    Definitions.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Contract Agreement. Capitalized terms used herein shall have the meanings as follows:

“Additional Share Base Amount” has the meaning specified in Section 1(c).

“Authorized Representative” of the Pledgor means any trustee, officer or other representative as to whom Pledgor shall have delivered notice to the Collateral Agent that such trustee or other representative is authorized to act hereunder on behalf of Pledgor.

“Business Day” means any day except a Saturday, Sunday or other day on which banking institutions in New York City are authorized or obligated by law or regulation to close or a day on which DTC is closed.

“Cash Delivery Obligations” means, at any time (A) if no Adjustment Event or Reorganization Event shall have occurred prior to such time, zero, and (B) from and after the occurrence of any Adjustment Event or Reorganization Event, (i) the Firm Share Base Amount plus the Additional Share Base Amount (if any) multiplied by (ii) the Market Value of any Cash Equivalents received per share of HRH Common Stock in such Adjustment Event or Reorganization Event, divided successively by each number by which the Settlement Ratio shall have been divided on or prior to the Adjustment Event or Reorganization Event pursuant to the adjustments provided for under Article 4 of the Purchase Contract Agreement; provided, however, that upon the occurrence of a Merger Early Partial Settlement, then the Cash Delivery Obligations with respect to such Reorganization Event shall be zero.

“Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit with maturities of six months or less from the date of the acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

“Collateral” has the meaning specified in Section 1(a).

“Collateral Account” has the meaning specified in Section 6(d).

“Collateral Agent” means the financial institution identified as such in the preliminary paragraph hereof, or any successor appointed in accordance with Section 9.

“Collateral Event of Default” has the meaning specified in Section 6(e).

“Collateral Requirement” means, as of any date and with respect to: (i) any HRH Common Stock, 100%; (ii) any Exchange Property consisting of Reported Securities, 100%; (iii) any U.S. Government Securities or Cash Equivalents (other than cash) pledged in respect of Cash Delivery Obligations, 105%; (iv) any cash (in U.S. dollars) pledged in respect of Cash Delivery Obligations, 100%; and (v) any other U.S. Government Securities or Cash Equivalents, 150%, provided that upon and after any failure to cure an Insufficiency Determination by 4:00 p.m. New York City time on the Business Day following telephonic notice of such Insufficiency Determination as described in Section 6(e), which insufficiency shall be continuing on such Business Day, the Collateral Requirement relating to any U.S. Government Securities or Cash Equivalents (other than U.S. Government Securities or Cash Equivalents pledged in respect of Cash Delivery Obligations) shall be 200%. The portion of any pledged U.S. Government Securities or Cash Equivalents that shall be deemed at any time to be in respect of Cash Delivery Obligations shall be as provided in Section 6(e).

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

“Delivery Date” has the meaning specified in Section 8(a).

“Eligible Collateral” means (i) HRH Common Stock, (ii) U.S. Government Securities, (iii) Cash Equivalents, and (iv) from and after any Reorganization Event, Reported Securities or any other Exchange Property, provided, in each case, that (A) the Pledgor has good and marketable title thereto, free of all Liens (other than the Liens created by this Collateral Agreement) and Transfer Restrictions except as contemplated by Section 3(e) and (B) the Collateral Agent has a valid, first priority perfected security interest therein and first lien thereon and Control with respect thereto, and provided further that to the extent the number of shares of HRH Common Stock or Exchange Property (other than Cash Equivalents) pledged hereunder exceeds at any time the Maximum Deliverable Number thereof, such excess shares shall not be Eligible Collateral.

“Event of Default” means the occurrence of: (i) an event described in Section 5.01 of the Purchase Contract Agreement, (ii) a Collateral Event of Default or (iii) a failure by Pledgor to have caused the Collateral to meet the requirements described in Section 5(e).

“Firm Share Base Amount” has the meaning specified in Section 1(b).

“HRH Common Stock” means the Common Stock of Hilb, Rogal and Hamilton Company, no par value per share.

“Ineligible Collateral” means Collateral that does not constitute “Eligible Collateral.”

“Insufficiency Determination” has the meaning specified in Section 6(e).

“Investment Property” means “investment property” as defined in Section 9-102(a)(49) of the UCC.

“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

“Location” means, with respect to any party, the place such party is “located” within the meaning of Section 9-307 of the Uniform Commercial Code as in effect in each jurisdiction that may be deemed applicable to such party.

“Market Value” means, as of any date: (a) with respect to any HRH Common Stock (except as otherwise provided in Section 6(e)(2)), the Closing Price of the HRH Common Stock on such date; (b) with respect to any U.S. Government Security, (x)(i) the average unit bid price for such security on the Trading Day prior to such date as published in the New York edition of The Wall Street Journal or The New York Times or, if not so published, (ii) the lower bid price quoted (which quotation shall be evidenced in writing) on such date (or if such date is not a Trading Day, on the preceding Trading Day) by either of two nationally recognized dealers making a market in such security that are members of the National Association of Securities Dealers, Inc. multiplied by (y) the number of such units comprised in the outstanding principal amount of such U.S. Government Security; (c) with respect to any unit of Reported Securities, the Closing Price thereof on such date; provided that the “Market Value” of any Ineligible Collateral shall be zero; (d) with respect to any Exchange Property that is not a Reported Security, the fair market value of such Exchange Property, as determined by a nationally recognized investment banking firm retained by the Pledgor for this purpose; and (e) with respect to any Cash Equivalent, the face value of such instrument.

“Maximum Deliverable Number” means, on any date, with respect to the HRH Common Stock, the product of the Firm Share Base Amount plus the Additional Share Base Amount (if any), divided successively by each number by which the Settlement Ratio shall have been divided on or prior to such date pursuant to the adjustments provided for under Article 4 of the Purchase Contract Agreement. Following a Reorganization Event, the Maximum

Deliverable Number of Exchange Property (other than Cash Equivalents) means, on any date, (i) the Firm Share Base Amount plus the Additional Share Base Amount (if any) multiplied by (ii) the number or amount of Exchange Property (other than Cash Equivalents) received in the Reorganization Event for each share of HRH Common Stock, divided successively by each number by which the Settlement Ratio shall have been divided on or prior to such date and after the date of such Reorganization Event pursuant to the adjustments provided for under Article 4 of the Purchase Contract Agreement. Following an Adjustment Event which results in the Exchange Property consisting of HRH Common Stock and property other than Cash Equivalents, the Maximum Deliverable Number of Exchange Property (other than Cash Equivalents) means, on any date, the Maximum Deliverable Number of the Exchange Property consisting of HRH Common Stock, as determined pursuant to the first sentence of this definition, plus the Maximum Deliverable Number of the other Exchange Property (other than Cash Equivalents), as determined pursuant to the second sentence of this definition.

“Other Liens” has the meaning specified in Section 4(e).

“Permitted Transfer Restrictions” has the meaning specified in Section 3(e).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Value” means, as of any date and with respect to any particular type of Collateral, an amount equal to the aggregate Market Value of such Collateral divided by the Collateral Requirement for such Collateral.

“Pledge Value Requirement” means, as of any date, (a) the aggregate Market Value on such date of the Maximum Deliverable Number of shares of HRH Common Stock or, from and after a Reorganization Event, the Maximum Deliverable Number of Exchange Property (other than Cash Equivalents), on such date plus (b) from and after an Adjustment Event or Reorganization Event, the Cash Delivery Obligations.

“Pledged Items” means, as of any date, any and all securities and instruments delivered by the Pledgor to be held by the Collateral Agent under this Collateral Agreement as Collateral, and any security entitlement in respect thereof, whether Eligible Collateral or Ineligible Collateral.

“Prior Collateral” has the meaning specified in Section 6(b)(1).

“Reported Securities” means any securities received in an Adjustment Event or a Reorganization Event that (A) are (i) listed on a United States national securities exchange, (ii) reported on a United States national securities system subject to last sale reporting, (iii) traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (iv) for which bid and ask prices are available from at least three nationally recognized investment banking firms; and (B) are either (x) perpetual equity securities or (y) non-perpetual equity or debt securities with a stated maturity after the Purchase Contract Settlement Date.

“Responsible Officer” means, when used with respect to the Collateral Agent, any vice president, assistant vice president, assistant treasurer or assistant secretary located in the division or department of the Collateral Agent responsible for performing the obligations of the Collateral Agent under this Collateral Agreement, and also means, with respect to any matter relating to this Collateral Agreement or the Collateral, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Transfer Restriction” means, with respect to any item of Collateral, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such item of Collateral to the Holders of Purchase Contracts or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral and (iv) any registration or qualification requirement for such item of Collateral pursuant to any federal or state securities law; provided that (i) the required delivery of any assignment from the seller, pledgor, assignor or transferor of such item of Collateral, together with any evidence of the corporate or other authority of such Person, (ii) any condition or restriction imposed by DTC generally in respect of securities held by it and (iii) any condition or restriction imposed hereunder or under the Purchase Contract Agreement, shall not constitute a “Transfer Restriction.”

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“U.S. Government Securities” means direct obligations of the United States of America that mature on a date that is one year or less from the date such obligations are pledged hereunder, but in any event prior to the Purchase Contract Settlement Date.

3.    Representations and Warranties of the Pledgor.

The Pledgor hereby represents and warrants to the Collateral Agent and the Purchase Contract Agent that:

(a)    Corporate Existence and Power.    The Pledgor is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to enter into, and perform its obligations under, this Collateral Agreement.

(b)    Authorization and Non-Contravention.    The execution, delivery and performance by the Pledgor of this Collateral Agreement have been duly authorized by all necessary corporate action on the part of the Pledgor (no action by the shareholders of the Pledgor being required) and do not and will not violate, contravene or constitute a default under any provision of applicable law or regulation or of the charter or by-laws of the Pledgor or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Pledgor.

(c)    Binding Effect.    This Collateral Agreement constitutes a valid and binding agreement of the Pledgor enforceable against the Pledgor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general equitable principles.

(d)    Solvency.    The Pledgor is presently solvent and able to pay, and paying its debts as they become due, and anticipates that it will continue to be able to pay its debts as they become due for the foreseeable future.

(e)    No Transfer Restrictions.    Except for (i) any legend with respect to restrictions pursuant to applicable federal and state securities laws on transfer of the HRH Common Stock pledged by the Pledgor hereunder which appears on the certificates representing such HRH Common Stock (and which (A) will not be applicable to the delivery of any such HRH Common Stock to the Holders of Purchase Contracts pursuant to the Purchase Contracts and (B) will be removed at the request of the Collateral Agent to the transfer agent for the HRH Common Stock prior to any such delivery to the Holders of Purchase Contracts) and (ii) any restrictions on the HRH Common Stock pursuant to the Amended and Restated Voting and Standstill Agreement dated                          , 2002 between HRH and the Pledgor (which such agreement shall not have any effect on the HRH Common Stock when delivered to the Holders of Purchase Contracts on the Purchase Contract Settlement Date or in connection with the occurrence of an Event of Default) (collectively, the “Permitted Transfer Restrictions”), no Transfer Restrictions exist with respect to or otherwise apply to the assignment of, or transfer by the Pledgor of possession of, any items of Collateral to the Collateral Agent hereunder, or the subsequent sale or transfer of such items of Collateral by the Collateral Agent pursuant to the terms hereof.

(f)    Title to Collateral; Perfected Security Interest.    The Pledgor has (i) good and marketable title to the Pledged Items, free of all Liens (other than the Lien created by this Collateral Agreement) and Transfer Restrictions (except for any restrictions as contemplated in Section 3(e) hereof) and (ii) is not and will not become a party to or be otherwise bound by any agreement, other than this Agreement, that (x) restricts in any manner the rights of any present or future owner of the Collateral with respect thereto or (y) provides any Person other than Pledgor or any securities intermediary through which any Collateral is held (but, in the case of any such securities intermediary, only with respect to Collateral held though it) with Control with respect to any Collateral. Upon delivery or transfer to the Collateral Agent of Pledged Items as described in paragraph (b) and (c) of Section 1 hereunder, the Collateral Agent will have obtained, for the benefit of the Purchase Contract Agent, a valid and first priority perfected security interest in such Collateral, in respect of which the Collateral Agent will have Control, subject to no other Lien. None of the Collateral is or shall be pledged by the Pledgor as collateral for any other purpose.

(g)    No Financing Statements.    No financing statement, security agreement or similar or equivalent document or instrument covering all or any part of (i) the Collateral or (ii) any other general intangibles of Pledgor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral or such other general intangibles, as the case may be.

(h)    No Filing Required.    Except for the filing of financing statements as described in Section 5(f), no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the security interests granted hereunder.

(i)    Enforcement.    The Pledgor has not performed and will not perform any acts that could reasonably be expected to prevent the Collateral Agent from enforcing any of the terms of this Agreement or that could reasonably be expected to limit the Collateral Agent in any such enforcement.

(j)    Location.    The Location of Pledgor is Delaware.

4.    Representations, Warranties and Agreements of the Collateral Agent.

The Collateral Agent represents, warrants and agrees with to the Pledgor and the Purchase Contract Agent that:

(a)    Corporate Existence and Power.    The Collateral Agent is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and has all powers and all material governmental licenses, authorizations, consents and approvals required to enter into, and perform its obligations under, this Collateral Agreement.

(b)    Authorization and Non-Contravention.    The execution, delivery and performance by the Collateral Agent of this Collateral Agreement have been duly authorized by all necessary action on the part of the Collateral Agent (no action by the shareholders of the Collateral Agent being required) and do not and will not violate, contravene or constitute a default under any provision of applicable law or regulation or of the charter or by-laws of the Collateral Agent or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Collateral Agent.

(c)    Binding Effect.    This Collateral Agreement constitutes a valid and binding agreement of the Collateral Agent enforceable against the Collateral Agent in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general equitable principles.

(d)    Other Agreements.    The Collateral Agent has not and will not enter into any agreement pursuant to which any Person other than the Pledgor, the Collateral Agent, the Purchase Contract Agent, or any securities intermediary through which any Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) has or will have Control with respect to any Collateral.

(e)    Other Liens.    The Collateral Agent hereby agrees that all Liens, held by it (other than Liens arising hereunder) in any of the Collateral securing any obligation to the Collateral Agent (either in such capacity or in any other capacity) (collectively, “Other Liens”) shall be subordinate and junior to the liens, pledges and security interests in the Collateral arising hereunder and that the Collateral Agent will take no action to enforce any Other Liens so long as any obligation under the Purchase Contract Agreement or hereunder (whether or not then due) should remain unsatisfied.

5.    Certain Covenants of the Pledgor.

The Pledgor agrees that, so long as any of its obligations under the Purchase Contracts or the Purchase Contract Agreement remain outstanding:

(a)    Title to Collateral.    The Pledgor shall, subject to the terms of this Agreement, at all times hereafter have good title to the Collateral pledged hereunder, free of all Liens (other than the Liens created by this Collateral Agreement) and Transfer Restrictions (except for those permitted by Section 3(e) hereof), and, subject to the terms of this Collateral Agreement, will at all times hereafter have good, right and lawful authority to assign, transfer and pledge such Collateral and all such additions thereto and substitutions therefor under this Collateral Agreement. The Pledgor shall warrant and defend the Pledgor’s title to the Collateral, subject to the rights of the Collateral Agent, against the claims and demands of all Persons.

(b)    Pledge Value Requirement.    The Pledgor shall cause the aggregate Pledge Value of the Collateral to be equal to or greater than the Pledge Value Requirement at all times, and shall pledge additional Collateral in the manner described in Section 6(d) as necessary to cause such requirement to be met.

(c)    Pledge upon Adjustment Event.    Upon the occurrence of an Adjustment Event, the Pledgor shall immediately cause to be delivered to the Collateral Agent, in the manner provided in Section 6(d), U.S. Government Securities or Cash Equivalents (other than cash) having an aggregate Market Value at least equal to 105% of the Cash Delivery Obligations, if any, or at Pledgor’s election, U.S. dollars in an amount equal to at least 100% of the Cash Delivery Obligations; in each case to be held as substitute or additional Collateral hereunder.

(d)    Pledge upon Reorganization Event.    Upon the occurrence of a Reorganization Event, the Pledgor shall immediately cause to be delivered to the Collateral Agent, in the manner provided in Section 6(d), (i) the Exchange Property (other than Cash Equivalents) resulting from such Reorganization Event in an amount at least equal to the Maximum Deliverable Number thereof (if any), or, at Pledgor’s election, U.S. Government Securities or Cash Equivalents having an aggregate Market Value equal to at least 150% of such Maximum Deliverable Number of any such Exchange Property consisting of Reported Securities, plus (ii) U.S. Government Securities or Cash Equivalents (other than cash) having an aggregate Market Value equal to at least 105% of the Cash Delivery Obligations, if any, or at Pledgor’s election, U.S. dollars in an amount equal to at least 100% of the Cash Delivery Obligations, in each case to be held as substitute or additional Collateral hereunder.

(e)    Composition of Pledged Items.    Notwithstanding Pledgor’s right to substitute Collateral pursuant to Section 6(b), the Pledgor shall cause the Collateral to include, on the Purchase Contract Settlement Date, a number of shares of HRH Common Stock (and/or, if a Reorganization Event shall have occurred, Exchange Property) at least equal to the number of shares of HRH Common Stock (and/or, if a Reorganization Event shall have occurred, Exchange Property) required to be delivered under the Purchase Contracts on the Purchase Contract Settlement Date.

(f)    Further Assurances.    The Pledgor shall, at its expense and in such manner and form as the Collateral Agent may reasonably request, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary in order to create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, create or maintain Control with respect to any such security interest in Investment Property or to enable the Collateral Agent to exercise and enforce its rights and the rights of the Purchase Contract Agent hereunder with respect to such security interest. To the extent permitted by applicable law, the Pledgor hereby authorizes the Collateral Agent to execute and file, in the name and at the expense of the Pledgor or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which the Collateral Agent may reasonably deem necessary or appropriate to further perfect, or maintain the perfection of the security interests granted hereby.

(g)    Consolidation/Merger.    The Pledgor shall not consolidate with or merge with or into, or transfer all or substantially of its assets to, any other Person except as permitted pursuant to Article 9 of the Purchase Contract Agreement. Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Pledgor in accordance with this Section 5(g), the successor entity formed by such consolidation or into which the Pledgor is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power, and will be subject to all obligations and duties, of the Pledgor under this Agreement with the same effect as if such successor entity had been named as the Pledgor herein, and the predecessor entity shall be relieved of any further obligation under this Agreement.

(h)    Change of Name or Location.    The Pledgor agrees that it shall not change its name or Location, unless (x) the Pledgor shall have given the Collateral Agent not less than 30 days’ prior notice thereof and (y) such change shall not cause any of the security interests granted hereunder to become unperfected, cause the Collateral Agent to cease to Control any of the Collateral consisting of Investment Property or subject any Collateral to any other Lien.

(i)    Other Liens.    The Pledgor agrees that it shall not (i) create or permit to exist any Lien (other than the Liens created by this Collateral Agreement) or any Transfer Restriction (other than the Permitted Transfer Restrictions) upon or with respect to the Collateral, (ii) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (iii) enter into or consent to any agreement pursuant to which any Person other than Pledgor, the Collateral Agent, and any securities intermediary through which any of the Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

6.    Administration of the Collateral and Valuation of the Securities.

(a)    Valuation of Collateral.    The Collateral Agent shall determine on each Business Day whether the Pledge Value is at least equal to the Pledge Value Requirement and whether an Insufficiency Determination or Collateral Event of Default shall have occurred and, from and after any substitution of U.S. Government Securities or Cash Equivalents for pledged HRH Common Stock or Reported Securities pursuant to paragraph (b) of this Section 6, shall determine the Pledge Value on each Business Day and shall provide written notice of the Pledge Value to the Pledgor prior to 11 a.m. (New York City time) on the next succeeding Business Day.

(b)    Substitution of Collateral.    The Pledgor may substitute Collateral in accordance with the following provisions:

(1)    Unless an Event of Default or a failure by the Pledgor to meet any of its obligations under Section 5(b) or (c) hereof has occurred and is continuing, the Pledgor shall have the right at any time and from time to time to deposit Eligible Collateral with the Collateral Agent in substitution for Pledged Items previously deposited hereunder (“Prior Collateral”) and to obtain the release from the Lien hereof of such Prior Collateral in accordance with the provisions of sub-paragraphs (2) and (3) below.

(2)    If the Pledgor wishes to deposit Eligible Collateral with the Collateral Agent in substitution for Prior Collateral, the Pledgor shall (i) give written notice to the Collateral Agent, at least one Business Day prior to the date of substitution, identifying the Prior Collateral to be released from the Lien hereof, and (ii) deliver to the Collateral Agent concurrently with such Eligible Collateral a certificate of the Pledgor substantially in the form of Exhibit A hereto and dated the date of such delivery, (A) identifying the items of Eligible Collateral being substituted for the Prior Collateral and the Prior Collateral that is to be transferred to the Pledgor and (B) certifying that the representations and warranties contained in such Exhibit A hereto are true and correct on and as of the date thereof. The Pledgor hereby covenants and agrees to take all actions required under Section 6(d) and any other actions necessary to create for the benefit of the Collateral Agent a valid, first priority perfected security interest in, and a first lien upon, such Eligible Collateral deposited with the Collateral Agent in substitution for Prior Collateral as to which, in the case of Eligible Collateral consisting of Investment Property, the Collateral Agent will have Control.

(3)    No such substitution shall be made unless and until the Collateral Agent shall have (i) determined that the aggregate Pledge Value of all of the Collateral at the time of such proposed substitution, after giving effect to the proposed substitution, shall at least equal the Pledge Value Requirement, which determination shall be made promptly, and (ii) confirmed receipt of the Eligible Collateral being substituted for the Prior Collateral.

(c)    Additional Collateral.    The Pledgor may pledge additional Collateral hereunder at any time. Concurrently with the delivery of any additional Eligible Collateral, the Pledgor shall deliver a certificate of the Pledgor substantially in the form of Exhibit B hereto and dated the date of such delivery, (A) identifying the additional items of Eligible Collateral being pledged and (B) certifying that with respect to such items of additional Eligible Collateral the representations and warranties contained in such Exhibit B hereto are true and correct on and as of the date thereof. The Pledgor hereby covenants and agrees to take all actions required under Section 6(d) and any other actions necessary to create for the benefit of the Collateral Agent a valid, first priority perfected security interest in, and a first lien upon, such additional Eligible Collateral, as to which, in the case of Eligible Collateral consisting of Investment Property, the Collateral Agent will have Control.

(d)    Delivery of Collateral.    Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Collateral to the Collateral Agent by or on behalf of the Pledgor shall be effected (i) in the case of Collateral consisting of certificated securities registered in the name of the Pledgor, by delivery of certificates representing such securities to the Collateral Agent, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank (including any related documentation required by the transfer agent for such securities in connection with effecting or registering transfer), with signatures appropriately guaranteed, all in form and substance satisfactory to the Collateral Agent, (ii) in the case of Collateral consisting of uncertificated securities registered in the name of the Pledgor, by transmission by the Pledgor of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of the Collateral Agent or its nominee, accompanied by any required transfer tax stamps, and the issuer’s compliance with such instructions, (iii) in the case of securities in respect of which security entitlements are held by the Pledgor through a securities intermediary, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Collateral Agent at such securities intermediary or, at the option of the Collateral Agent, at another securities intermediary satisfactory to the Collateral Agent, (iv) in the case of cash, by wire transfer in immediately available funds to a deposit account of the Collateral Agent, or (v) in any case, by complying with such reasonable alternative delivery instructions as the Collateral Agent shall provide to the Pledgor in writing.

Upon delivery of any Pledged Item under this Collateral Agreement, the Collateral Agent shall examine such Pledged Item and any certificates delivered pursuant to

Sections 6(b), 6(c), 6(d)(i) or otherwise pursuant to the terms hereof in connection therewith to determine that they comply as to form with the requirements for Eligible Collateral. The Collateral Agent shall cause all Collateral held hereunder to be credited to a securities account (as defined in Section 8-502(a) of the UCC) established in the name of the Collateral Agent at the offices of Wachovia Bank, National Association as securities intermediary (the “Collateral Account”). At any time following the delivery of Collateral, the Collateral Agent may cause all Collateral in the form of certificates indorsed in blank (i) to be re-registered on the books of the applicable transfer agent in the name of the Collateral Agent or its nominee, and shall thereafter maintain all such Collateral in such form until the termination of this Agreement or release of such Collateral as provided herein or (ii) to be deposited with DTC and thereafter hold such securities in a securities account of the Collateral Agent. The Pledgor hereby designates the Collateral Agent as the person in whose name any Collateral consisting of uncertificated securities held through the Federal Reserve System shall be recorded.

(e)    Insufficiency Determination.

(1)    If on any Business Day the Collateral Agent determines that the aggregate Pledge Value of the Collateral is less than the Pledge Value Requirement (any such determination, an “Insufficiency Determination”), the Collateral Agent shall, by telephone call to an Authorized Representative of the Pledgor followed by a written confirmation of such call, promptly, but no later than the next succeeding Business Day, notify the Pledgor of such determination and of the amount of the insufficiency.

(2)    If, by 4:00 p.m., New York City time on the Business Day following the day on which telephonic notice shall have been given pursuant to the preceding paragraph (e)(1), the Pledgor shall have failed to deliver, in the manner set forth in paragraphs (c) and (d) of this Section 6, sufficient additional Eligible Collateral so that, after giving effect to such delivery (and taking into account that HRH Common Stock and Reported Securities in excess of the Maximum Deliverable Number thereof shall not constitute Eligible Collateral), the aggregate Pledge Value of the Collateral, as of such Business Day, is at least equal to the Pledge Value Requirement, then (x) the Collateral Requirement with respect to any U.S. Government Securities or Cash Equivalents pledged hereunder (other than in respect of Cash Delivery Obligations) shall be increased from 150% to 200%, and (y) unless a Collateral Event of Default shall have occurred and be continuing, the Collateral Agent shall:

(i)    commence sales, in the manner described in paragraph (3) below, of such portion of the Collateral consisting of U.S. Government Securities or Cash Equivalents (other than that pledged in respect of Cash Delivery Obligations) as may be required to be sold in order to generate proceeds sufficient to purchase HRH Common Stock and/or, after a Reorganization Event, Reported Securities, as described in the following clause (ii); and

(ii)    commence purchases, in the manner described in paragraph (3) below, of HRH Common Stock and/or, after a Reorganization

Event, Reported Securities, in an amount sufficient to cause the aggregate Pledge Value of the Collateral to be at least equal to the Pledge Value Requirement.

Notwithstanding the foregoing, the Collateral Agent shall discontinue sales and purchases pursuant to the preceding clauses (i) and (ii), respectively, if at any time the Collateral Agent shall have determined that a Collateral Event of Default shall have occurred and be continuing. All securities purchased pursuant to the preceding clause (ii) shall be held as, and constitute, Collateral hereunder. The Collateral Agent shall determine the Market Value and the Pledge Value of the Collateral after each purchase of HRH Common Stock or Reported Securities pursuant to the preceding clause (ii) in order to determine whether the Pledge Value Requirement is met and whether a Collateral Event of Default has occurred. Solely for purposes of such calculation, the Market Value of the HRH Common Stock or Reported Securities shall be the most recent sales price as reported in the composite transactions for the principal securities exchange on which the HRH Common Stock or Reported Securities, as the case may be, are then listed or, if such securities are not so listed, the last quoted ask price for such securities in the over-the-counter market as reported by The NASDAQ National Market or, if not so reported, by the National Quotation Bureau or a similar organization.

A “Collateral Event of Default” shall mean, at any time, the occurrence of any of the following: (A) failure of the aggregate Market Value of the Collateral to equal or exceed the Pledge Value Requirement; (B) failure of the Market Value of any U.S. Government Securities and Cash Equivalents pledged at such time (not including any U.S. Government Securities and Cash Equivalents pledged in respect of Cash Delivery Obligations at such time) to have an aggregate Market Value of at least 105% of the Market Value of a number of shares of HRH Common Stock (or, from and after any Reorganization Event, Reported Securities) equal to (x) the Maximum Deliverable Number thereof minus (y) the number thereof pledged as Collateral hereunder at such time; (C) from and after any Adjustment Event or Reorganization Event, failure of the U.S. Government Securities and Cash Equivalents (other than cash) pledged in respect of Cash Delivery Obligations to have an aggregate Market Value at least equal to 105% of the Cash Delivery Obligations at such time or, in the case of cash pledged in respect of Cash Delivery Obligations, failure of such cash to be at least equal to the Cash Delivery Obligations at such time, if, in the case of a failure described in this clause (C), such failure shall continue to be in effect at 4:00 p.m., New York City time, on the Business Day following the day on which telephonic notice in respect thereof shall have been given pursuant to paragraph (e)(1) above; (D) from and after any Reorganization Event, failure of the U.S. Government Securities and Cash Equivalents pledged in respect of Exchange Property not consisting of Reported Securities, U.S. Government Securities or Cash Equivalents, to have an aggregate Market Value at least equal to 105% of the Maximum Deliverable Number of the Exchange Property multiplied by the percentage of the Exchange Property that does not consist of Reported Securities, U.S. Government Securities or Cash Equivalents or (E) failure at any time of the security interests granted hereunder to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien, and, with respect to any Collateral consisting of securities or security entitlements, as to which the Collateral has Control, or in each case, assertion of such by the Pledgor in writing. For purposes of this Agreement, the portion of any pledged U.S. Government Securities and Cash Equivalents that shall be deemed to be in respect of Cash Delivery Obligations at any time shall be a portion having a Market Value equal to 105% of the Cash Delivery Obligations at such time (or, if less, the aggregate Market Value of all U.S. Government Securities and Cash Equivalents pledged at such time). To the extent that any pledged U.S. Government Securities and Cash Equivalents have a Market Value exceeding 105%, the U.S. Government Securities shall be applied to satisfy the 105% requirement in the first instance.

(3)    Collateral sold and HRH Common Stock or shares of Reported Securities purchased by the Collateral Agent pursuant to the preceding paragraphs (e)(2)(i) and (ii) may be sold and purchased on any securities exchange or in any over-the-counter market or in any private purchase transaction, and such price or prices are hereby acknowledged and agreed by Pledgor to be reasonable and satisfactory. The Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as the Collateral Agent deems necessary or advisable in order that any such sales and purchases may be made in compliance with law, including, without limitation, Rule 144 under the Securities Act, if applicable.

(f)    Release of Excess Collateral.    If on any Business Day the Collateral Agent determines that the aggregate Pledge Value of the Pledgor’s Eligible Collateral exceeds the Pledge Value Requirement and no Event of Default or failure by the Pledgor to meet any of its obligations under Sections 5 or 6 hereof has occurred and is continuing, the Pledgor may obtain the release from the Lien hereof of any Collateral having an aggregate Pledge Value on such Business Day less than or equal to such excess, upon delivery to the Collateral Agent of a written notice from an Authorized Representative of the Pledgor indicating the items of Collateral to be released. Such Collateral shall be released only after the Collateral Agent shall have determined that the aggregate Pledge Value of all of the Collateral remaining after such release as determined on such Business Day is at least equal to the Pledge Value Requirement.

(g)    Investment of Cash Collateral.    The Collateral Agent shall invest any cash received by it pursuant to any Adjustment Event or Reorganization Event in direct obligations of the United States of America maturing on or before the Purchase Contract Settlement Date.

(h)    Delivery of Exchange Property.    (i) On the Purchase Contract Settlement Date, unless a Merger Early Full Settlement has occurred or the Pledgor shall have otherwise effected the deliveries required pursuant to Section 3.15 of the Purchase Contract Agreement, the Collateral Agent shall deliver to the Purchase Contract Agent, for pro rata distribution to the Holders of Purchase Contracts, the amount and type of Collateral required to be delivered pursuant to Section 3.15 of the Purchase Contract Agreement.

(ii)    On an Early Settlement Date with respect to a Merger Early Full Settlement, unless a Merger Early Full Settlement has occurred or the Pledgor shall have otherwise effected the deliveries required pursuant to Section 4.05 of the Purchase Contract Agreement, the Collateral Agent shall deliver out of the Collateral to the Purchase Contract Agent, for pro rata distribution to the Holders of Purchase Contracts, the amount of cash required to be delivered pursuant to Section 4.05 of the Purchase Contract Agreement.

In either case, upon any such delivery, the Purchase Contract Agent shall hold such Exchange Property absolutely and free from any claim or right whatsoever (including, without limitation, any claim or right of Pledgor).

7.    Income and Voting Rights on Collateral.

(a)    Unless an Event of Default or failure by the Pledgor to meet any of Pledgor’s obligations under Section 5(b), (c) or (d) hereof has occurred and is continuing, the Pledgor shall be entitled to receive for Pledgor’s own account all dividends, interest and, if any, principal and premium relating to all of the Collateral, unless the payment thereof to the Pledgor would reduce the aggregate Pledge Value of the Collateral below the Pledge Value Requirement or result in an Insufficiency Determination. The Collateral Agent agrees to remit to the Pledgor on the Business Day received or the first Business Day thereafter all such payments received by it. If an Event of Default or failure by the Pledgor to meet any of its obligations under Section 5(b), (c) or (d) hereof has occurred and is continuing, all such payments made or accrued after and during the continuance of such Event of Default or failure shall be retained by the Collateral Agent, and any such payments that are received by the Pledgor shall be received in trust for the benefit of the Purchase Contract Agent, as attorney-in-fact for the Holders of the Purchase Contracts, shall be segregated from other funds of the Pledgor and shall forthwith be paid over to the Collateral Agent. Any such payments so retained by, or paid over to, the Collateral Agent shall be held by the Collateral Agent as Collateral hereunder. If any such Event of Default or failure is no longer continuing, then the Collateral Agent shall remit any such payments that are so retained by, or paid to it, on the first Business Day after the Collateral Agent shall have received notice from the Purchase Contract Agent that such Event of Default or failure is no longer continuing, unless the payment thereof to the Pledgor would reduce the aggregate Pledge Value of the Collateral below the Pledge Value Requirement.

(b)    Unless an Event of Default has occurred and is continuing, (i) the Pledgor shall have the right, from time to time, to vote and to give all approvals, consents, ratifications and waivers with respect to the Collateral (including all shares of HRH Common Stock), and the Collateral Agent shall promptly deliver to the Pledgor such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered in the name of the Collateral Agent or its nominee and shall further deliver such documents and instruments as shall be specified in a written request by the Pledgor and (ii) the Pledgor shall have the right to direct the Collateral Agent as to whether to tender any Collateral in any tender offer or exchange offer related to such Collateral; provided that the Collateral Agent shall maintain a perfected security interest in the proceeds of any such tender or exchange offer and, with respect to any such proceeds consisting of investment property, as to which the Collateral Agent shall have Control.

If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to the extent permitted by law, and the Pledgor shall take all such action as may be necessary or appropriate to give effect to such right as requested by the Collateral Agent, to vote and to give all approvals, consents, ratifications and waivers, and take any other action with respect to any or all of the Collateral with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof.

8.    Remedies upon Events of Default.

(a)    If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Purchase Contract Agent, as agent of and attorney-in-fact for the Holders of the Purchase Contracts, all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, shall: (i) deliver all Collateral consisting of HRH Common Stock or Reported Securities (but not, in either case, in excess of the number of shares thereof deliverable under the Purchase Contracts at such time) to the Purchase Contract Agent, for pro rata distribution to the Holders of the Purchase Contracts, on the Acceleration Date of the Purchase Contracts (the “Delivery Date”), whereupon the Holders of the Purchase Contracts shall hold such HRH Common Stock or Reported Securities absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of the Pledgor which may be waived, and the Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which Pledgor has or may have under any law now existing or hereafter adopted; and (ii) if such delivery shall be insufficient to satisfy in full all of the obligations of Pledgor under the Purchase Contracts, under the Purchase Contract Agreement and under this Collateral Agreement, sell all of the remaining Collateral, or such lesser portion thereof as may be necessary to generate proceeds sufficient to satisfy in full all of the obligations of Pledgor under the Purchase Contracts, under the Purchase Contract Agreement and under this Collateral Agreement, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Collateral Agent may deem satisfactory. The Pledgor covenants and agrees, at the request of the Collateral Agent, to execute and deliver such documents and take such other action as the Collateral Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Pledgor which may be waived, and the Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which Pledgor has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Article 9 of the UCC shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Collateral Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests hereunder and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(b)    Power of Attorney. The Collateral Agent is hereby irrevocably appointed the true and lawful attorney of the Pledgor with full power and authority, in the name and stead of the Pledgor, to do all of the following: (i) upon any delivery or sale of all or any part of any Collateral made either under the power of delivery or sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Collateral Agreement, to make all necessary deeds, bills of sale and instruments of assignment, transfer or conveyance of the property thus delivered or sold; (ii) subject to Section 7(b), upon the occurrence of an Adjustment Event or Reorganization Event while any shares of HRH Common Stock are Pledged Items, to take any necessary actions with respect to such shares of HRH Common Stock to cause the Pledged Items to conform to the requirements of this Agreement following the occurrence of the Adjustment Event or Reorganization, including, without limitation, the tender of shares of HRH Common Stock and (iii) to the extent permitted by law, to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral: (1) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof, (2) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto, (3) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof (including, without limitation, the giving of instructions and entitlement orders in respect thereof) and (4) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto; provided that the Collateral Agent shall give Pledgor not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market. The Collateral Agent and Pledgor agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611 of the UCC. The grant of the foregoing power of attorney shall not be deemed to be a grant of a power of attorney to vote or grant proxies with respect to any shares of HRH Common Stock, except as provided in Section 7(b). For such purposes the Collateral Agent may execute all necessary documents and instruments. This power of attorney shall be deemed coupled with an interest, and the Pledgor hereby ratifies and confirms all that its attorneys acting under such power, or such attorneys’ successors or agents, shall lawfully do so by virtue of this Collateral Agreement. If so requested by the Collateral Agent, by the Purchase Contract Agent or by any purchaser of the Collateral or a portion thereof, the Pledgor shall further ratify and confirm any such delivery or sale by executing and delivering to the Collateral Agent, to the Purchase Contract Agent or to such purchaser or purchasers at the expense of the Pledgor all proper deeds, bills of sale, instruments of assignment, conveyance of transfer and releases as may be designated in any such request. The Pledgor’s obligations and authorizations hereunder shall not be terminated by operation of law or the occurrence of any event whatsoever, including the death or disability of the Pledgor, or the occurrence of any other event.

(c)    Application of Collateral and Proceeds.    In the case of an Event of Default, the Collateral Agent may proceed to realize upon the security interest in the Collateral against any one or more of the types of Collateral, at any one time, as the Collateral Agent shall determine in its sole discretion subject to the foregoing provisions of this Section 8. The proceeds of any sale of, or other realization upon, or other receipt from, any of the Collateral remaining after delivery to the Purchase Contract Agent pursuant to Section 8(a) shall be applied by the Collateral Agent in the following order of priorities:

(1)
first, to the payment to the Purchase Contract Agent for pro rata distribution to the Holders of Purchase Contracts of an amount equal to: (A) the aggregate Market Value of a number of shares of HRH Common Stock equal to (1) the number of shares of HRH Common Stock required to be delivered under the Purchase Contracts on the Delivery Date minus (2) the number of shares of HRH Common Stock delivered by the Collateral Agent to the Purchase Contract Agent on the Delivery Date as described above; or (B) from and after an Adjustment Event or Reorganization Event, the sum of (1) the Cash Delivery Obligations on the Delivery Date plus (2) the aggregate Market Value on the Delivery Date of a number of Reported Securities (and, if applicable, shares of HRH Common Stock or other Exchange Property) equal to (x) the number thereof required to be delivered on the Delivery Date under the Purchase Contracts minus (y) the number thereof delivered by the Collateral Agent to the Purchase Contract Agent on the Delivery Date as described above;

(2)
second, to the payment to the Purchase Contract Agent for pro rata distribution to the Holders of Purchase Contracts of an amount equal to the aggregate amount of (A) all accrued and unpaid Contract Adjustment Payments and (B) any Contract Adjustment Payments payable pursuant to Section 4.05(f) or 5.02(b) of the Purchase Contract Agreement;

(3)
third, to the payment to the Collateral Agent of the expenses of such sale or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, including brokerage fees in connection with the sale by the Collateral Agent of any Pledged Item;

(4)
fourth, to the payment to the Purchase Contract Agent of any expenses incurred in connection with the Event of Default and such sale or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and

(5)
finally, if all of the obligations of the Pledgor hereunder and under the outstanding Purchase Contracts, the Purchase Contract Agreement and this Collateral Agreement, including, without limitation, the obligation with respect to the fees, costs and expenses of the Collateral Agent and the Purchase Contract Agent, have been fully discharged or sufficient funds have been set aside by the Collateral

Agent at the request of the Pledgor for the discharge thereof, any remaining proceeds shall be released to the Pledgor.

(d)    Agreement to Pay Attorneys’ Fees and Expenses.    Upon the occurrence of an Event of Default hereunder, Pledgor agrees that it will pay or reimburse Collateral Agent and Purchase Contract Agent on demand for the reasonable expenses for the enforcement of performance or observance of any obligation or agreement on the part of Pledgor herein contained, including the reasonable fees of attorneys employed by them. All such costs and expenses shall be deducted from the proceeds of any sale of the Collateral in accordance with Section 8(c) hereof, and, if there is no sale of the Collateral, or such proceeds are insufficient therefor, shall be paid from Pledgor’s own funds.

9.    The Collateral Agent.

The Collateral Agent accepts its duties and responsibilities hereunder as agent for the Purchase Contract Agent, as attorney-in-fact for the Holders of the Purchase Contracts, on and subject to the following terms and conditions:

(a)    Performance of Duties; Force Majeure.    The Collateral Agent undertakes to perform such duties and only such duties as are expressly set forth herein and, beyond the exercise of reasonable care in the performance of such duties, no implied covenants or obligations shall be read into this Collateral Agreement against the Collateral Agent. No provision hereof shall be construed to relieve the Collateral Agent from liability for its own grossly negligent action, grossly negligent failure to act, recklessness or its own willful misconduct, subject to the following:

(1)    The Collateral Agent may consult with counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of an action taken or suffered hereunder in good faith and in accordance with such advice or opinion of counsel.

(2)    The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted by it in good faith (i) reasonably believed by it to be authorized or within the discretion or rights or powers conferred on it by this Collateral Agreement or (ii) in accordance with any direction or request of the Purchase Contract Agent.

(3)    The Collateral Agent shall not be liable for any error of judgment made in good faith by any of its officers, unless the Collateral Agent was grossly negligent in ascertaining the pertinent facts.

(4)    The Collateral Agent shall not be liable for any claims, losses, liabilities, damages or expenses (including attorneys’ fees and expenses) due to forces beyond the reasonable control of the Collateral Agent, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; provided that this provision shall not protect the Collateral Agent against any liability to which it would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

(5)    In the absence of bad faith on its part, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any note, notice, resolution, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons.

(6)    No provision of this Collateral Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(7)    The Collateral Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Collateral Agent shall not be responsible for any willful misconduct or gross negligence on the part of any agent or attorney appointed with due care by it hereunder. In furtherance thereof, any subsidiary owned or controlled by the Collateral Agent, or its successors, as agent for the Collateral Agent, may perform any or all of the duties of the Collateral Agent relating to the valuation of securities and other instruments constituting Collateral hereunder.

(8)    In no event shall the Collateral Agent be personally liable for any taxes or other governmental charges imposed upon or in respect of (i) the Collateral or (ii) the income or other distributions thereon.

(9)    Unless and until the Collateral Agent shall have received notice from the Pledgor, or unless and until a Responsible Officer of the Collateral Agent shall have actual knowledge to the contrary, the Collateral Agent shall be entitled to deem and treat all Collateral delivered to it hereunder as Eligible Collateral hereunder, provided that the Collateral Agent has carried out the duties specified in Section 6 with respect to such Collateral at the time of delivery thereof.

(10)    Indemnification.    Pledgor shall indemnify Collateral Agent, its officers and agents for, and hold Collateral Agent and its officers and agents harmless against, any loss, liability or expense (including the reasonable costs and expenses of defending against any claims of liability) arising out of or in connection with Collateral Agent’s acting as Collateral Agent hereunder, except such loss, liability or expense with respect to which Collateral Agent (or such officer or agent, as the case may be) would not be relieved from its own liability under Section 9(a)(4) hereof. The obligation of Pledgor under this Section 9(a)(10) shall survive the termination of this Collateral Pledge Agreement and the resignation or removal of Collateral Agent. The Collateral Agent shall be under no obligation to exercise any of the rights, powers, duties or obligations vested in or placed upon it by this Collateral Agreement at the request or direction of Pledgor, unless Pledgor shall have provided to the Collateral Agent security and/or indemnity, reasonably satisfactory to the Collateral Agent, against the costs, expenses and liabilities which it may reasonably expect to incur and liabilities which it may reasonably expect to incur in compliance with such request or direction.

The Collateral Agent shall not be responsible for the correctness of the recitals and statements herein which are made by the Pledgor or for any statement or certificate delivered by the Pledgor pursuant hereto. Except as specifically provided herein, the Collateral Agent shall not be responsible for the validity, sufficiency, collectibility or marketability of any Collateral given to or held by it hereunder or for the validity or sufficiency of the Purchase Contract Agreement, the Purchase Contracts or the Lien on the Collateral purported to be created hereby.

(b)    Knowledge.    The Collateral Agent shall not be deemed to have knowledge of any Event of Default (except a Collateral Event of Default), unless and until a Responsible Officer of the Collateral Agent shall have actual knowledge thereof or shall have received written notice thereof.

(c)    Merger.    Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall, subject to the prior written consent of the Purchase Contract Agent, be and become a successor Collateral Agent hereunder and vested with all of the title to the Collateral and all of the powers, discretions, immunities, privileges and other matters as was its predecessor without, except as provided above, the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(d)    Resignation.    The Collateral Agent and any successor Collateral Agent may at any time resign by giving 30 days’ written notice by registered or certified mail to the Pledgor and notice to the Purchase Contract Agent in accordance with the provisions of Section 11(d) hereof. Such resignation shall take effect upon the appointment of a successor Collateral Agent by the Purchase Contract Agent. Resignation by the Collateral Agent or any successor Collateral Agent shall not affect its rights hereunder, including without limitation, the rights under Sections 9(a)(10) and 9(h) hereof.

(e)    Removal.    The Collateral Agent may be removed at any time by an instrument or concurrent instruments in writing delivered to the Collateral Agent and to the Pledgor and signed by the Purchase Contract Agent. Such removal shall take effect upon the appointment of a successor Collateral Agent by the Purchase Contract Agent. The removal of the Collateral Agent or any successor Collateral Agent shall not affect its rights hereunder, including without limitation, the rights under Sections 9(a)(10) and 9(h) hereof.

(f)    Appointment of Successor.    (1) If the Collateral Agent hereunder shall resign or be removed, or be dissolved or shall be in the course of dissolution or liquidation or otherwise become incapable of action hereunder, or if it shall be taken under the control of any public officer or officers or of a receiver appointed by a court, a successor may be appointed by the Purchase Contract Agent by an instrument or concurrent instruments in writing signed by the

Purchase Contract Agent or by its attorneys in fact fully authorized. A copy of such instrument or concurrent instruments shall be sent by registered mail to the Pledgor.

(2)    Every such temporary or permanent successor Collateral Agent appointed pursuant to the provisions hereof shall be a trust company or bank in good standing, having a reported capital and surplus of not less than $100,000,000 and capable of holding the Collateral in the State of New York, if there be such an institution willing, qualified and able to accept the duties of the Collateral Agent hereunder upon customary terms.

(g)    Acceptance by Successor.    Every temporary or permanent successor Collateral Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to the Pledgor an instrument in writing accepting such appointment hereunder, whereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, duties and obligations of its predecessors. Such predecessor shall, nevertheless, on the written request of its successor or the Pledgor, execute and deliver an instrument transferring to such successor all the estates, properties, rights and powers of such predecessor hereunder. Every predecessor Collateral Agent shall deliver all Collateral held by it as the Collateral Agent hereunder to its successor. Should any instrument in writing from the Pledgor be reasonably required by a successor Collateral Agent for more fully and certainly vesting in such successor the estates, properties, rights, powers, duties and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, at the request of the temporary or permanent successor Collateral Agent, be forthwith executed, acknowledged and delivered by the Pledgor.

(h)    Compensation and Reimbursement.    Pledgor agrees: (i) to pay to Collateral Agent from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and (ii) to reimburse Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by Collateral Agent in accordance with any provision of this Collateral Pledge Agreement (including the reasonable compensation and fees and the expenses and disbursements of its agents, any accountants and its counsel), except any expense, disbursement or advances with respect to which Collateral Agent would not be relieved from its own liability under Section 9(a)(4) hereof.

10.    Amendment.

(a)    Amendment Without Consent of Holders.    Without the consent of any Holders, the Pledgor, when authorized by a Board Resolution, the Collateral Agent and the Purchase Contract Agent, at any time and from time to time, may amend this Agreement, in form satisfactory to the Pledgor, the Collateral Agent and the Purchase Contract Agent, to:

(1)    evidence the succession of another Person to the Pledgor and the assumption by any such successor of the covenants of the Pledgor;

(2)    evidence and provide for the acceptance of appointment hereunder by a successor Collateral Agent or Purchase Contract Agent;

(3)    add to the covenants of the Pledgor for the benefit of the Holders, or surrender any right or power herein conferred upon the Pledgor, provided such covenants or such surrender do not adversely affect the validity, perfection or priority of the Pledge created hereunder; or

(4)    cure any ambiguity (or formal defect), correct or supplement any provisions herein which may be inconsistent with any other such provisions herein, or make any other provisions with respect to such matters or questions arising under this Agreement, provided such action shall not adversely affect the interests of the Holders in any material respect.

(b)    Amendment With Consent of Holders.    With the consent of the Holders of not less than a majority of the Purchase Contracts at the time outstanding, by Act of such Holders delivered to the Pledgor, the Purchase Contract Agent and the Collateral Agent, as the case may be, the Pledgor, when duly authorized by a Board Resolution, the Purchase Contract Agent and the Collateral Agent may amend this Agreement for the purpose of modifying in any manner the provisions of this Agreement; provided, however, that no such amendment shall, without the unanimous consent of the Holders of each Outstanding Purchase Contract:

(1)    change the amount or type of Collateral required to be pledged to secure the Pledgor’s performance under the Purchase Contracts (except as set forth in Article 4 of the Purchase Contract Agreement), unless such change is not adverse to the Holders, impair the right of the Holder of any Purchase Contract to receive distributions of the underlying Collateral or otherwise adversely affect the Holder’s rights in or to such Collateral; or

(2)    otherwise effect any action that would require the consent of the Holder of each Outstanding Purchase Contract affected thereby pursuant to the Purchase Contract Agreement if such action were effected by a modification or amendment of the provisions of the Purchase Contract Agreement; or

(3)    reduce the percentage of Purchase Contracts the consent of whose Holders is required for the modification or amendment of the provisions of this Agreement;

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

(c)    Execution of Amendments.    In executing any amendment permitted by this Section, the Collateral Agent and the Purchase Contract Agent shall be entitled to receive and (subject to Section 7.01 of the Purchase Contract Agreement with respect to the Purchase Contract Agent) shall be fully authorized and protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent, if any, to the execution and delivery of such amendment have been satisfied. The Collateral Agent and Purchase Contract Agent may, but shall not be obligated to, enter into any such amendment which affects their own respective rights, duties or immunities under this Agreement or otherwise.

(d)    Effect of Amendments.    Upon the execution of any amendment under this Section, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and every Holder of Purchase Contracts theretofore or thereafter authenticated, executed on behalf of the Holders and delivered under the Purchase Contract Agreement shall be bound thereby.

11.    Miscellaneous.

(a)    Benefit of Agreement; Successors and Assigns.    Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of the Pledgor and the Collateral Agent shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of the Purchase Contract Agent and its successors and assigns.

(b)    Separability.    To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(c)    Amendments and Waivers.    Any term, covenant, agreement or condition of this Collateral Agreement may be amended or compliance therewith may be waived (either generally or in a particular instance and either retrospectively or prospectively) but only by a writing signed by the Collateral Agent, the Pledgor and the Purchase Contract Agent.

(d)    Notices.

(1)    Any notice provided for herein, unless otherwise specified, shall be in writing (including transmittals by telex or telecopier) and shall be given to a party at the address set forth opposite such party’s name on the signature pages hereto or at such other address as may be designated by notice duly given in accordance with this Section 10(d) to each other party hereto.

(2)    Each such notice given pursuant to paragraph (1) shall be effective (i) if sent by certified mail (return receipt requested), 72 hours after being deposited in the United States mail, postage prepaid; (ii) if given by telex or telecopier, when such telex or telecopied notice is transmitted; or (iii) if given by any other means, when delivered at the address specified in this Section 10(d).

(e)    Governing Law.    This Collateral Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of law provisions thereof; provided that as to Pledged Items located in any jurisdiction other than the State of New York, the Collateral Agent on behalf of the Purchase Contract Agent, as attorney-in-fact for the Holders of the Purchase Contracts, shall have all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that the Collateral Agent’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) insofar as it acts as a securities intermediary hereunder or in respect hereof, is the State of New York.

(f)    Counterparts.    This Collateral Agreement may be executed, acknowledged and delivered in any number of counterparts and such counterparts taken together shall constitute one and the same instrument.

(g)    Application of Bankruptcy Code.    The parties hereto acknowledge and agree that the Collateral Agent is a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code and is acting as agent and custodian for the Purchase Contract Agent, as attorney-in-fact for the Holders of the Purchase Contracts, in connection with the Purchase Contracts and the Purchase Contract Agreement and that the Purchase Contract Agent, as attorney-in-fact for the Holders of the Purchase Contracts, is a “customer” of the Collateral Agent within the meaning of said Section 101(22).

(h)    WAIVER OF JURY TRIAL.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT OR HE HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTY HERETO HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY DOCUMENT RELATED THERETO. EACH PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

12.    Termination of Collateral Agreement.

This Collateral Agreement and the rights hereby granted by the Pledgor in the Collateral shall cease, terminate and be void upon fulfillment of all of the obligations of the Pledgor under all Outstanding Purchase Contracts, and under the Purchase Contract Agreement and this Collateral Agreement and the Pledgor shall have no further liability or obligation hereunder upon such termination. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Lien hereof and delivered to the Pledgor by the Collateral Agent, accompanied by such documents of termination and release as Pledgor may reasonably request, all at the expense of the Pledgor.

IN WITNESS WHEREOF, each of the Pledgor, the Collateral Agent and the Purchase Contract Agent has caused this Collateral Agreement to be duly executed on its behalf as of the date hereof.

PLEDGOR: THE PHOENIX COMPANIES, INC.

By:
Name:
Title:
Address for Notices:

COPY TO Debevoise & Plimpton 919 Third Ave. New York, New York 10022 Fax. No. (212) 909-6836 Attention: Alan H. Paley

THE PURCHASE CONTRACT AGENT, as attorney-in-fact for the holders from time to time of the Purchase Contracts:

By:
Name:
Title:

Address for Notices:
Wachovia Bank, National Association
Corporate Trust Dept.
200 Berkeley Street, 17th Floor
Boston, MA 02116
Fax: (617) 210-3775

with a copy to:
Donovan Hatem LLP
Two Seaport Lane
Boston, MA 02210
Fax: (617) 406-4501
Attention: David L. Woronov

THE COLLATERAL AGENT, as Collateral Agent

By:
Name:
Title:

Address for Notices:
Wachovia Bank, National Association
Corporate Trust Dept.
200 Berkeley Street, 17th Floor
Boston, MA 02116
Fax: (617) 210-3775

with a copy to:
Donovan Hatem LLP
Two Seaport Lane
Boston, MA 02210
Fax: (617) 406-4501
Attention: David L. Woronov

Exhibit A
to
Collateral Agreement

CERTIFICATE FOR SUBSTITUTED COLLATERAL

The Phoenix Companies, Inc. (the “Pledgor”), hereby certifies, pursuant to Section 6(b) of the Collateral Agreement dated as of                          , 2002 among the Pledgor,             , as Collateral Agent, and             , as Purchase Contract Agent and attorney-in-fact for the holders of Purchase Contracts (the “Collateral Agreement”; terms defined in the Collateral Agreement being used herein as defined therein), that:

1.    The Pledgor is delivering the following items of Eligible Collateral to the Collateral Agent to be held by the Collateral Agent as substituted Collateral (the “Substituted Collateral”):

2.    The Pledgor requests that the Collateral Agent transfer to the Pledgor the following Prior Collateral, pursuant to Section 6(b) of the Collateral Agreement:

3.    The Pledgor hereby represents and warrants to the Collateral Agent and the Purchase Contract Agent that:

(a)    Consents to Transfer.    No Transfer Restrictions (except for, with respect to any Substituted Collateral consisting of HRH Common Stock, Permitted Transfer Restrictions) exist with respect to or otherwise apply to the assignment of, or transfer by the Pledgor of possession of, any items of Substituted Collateral to the Collateral Agent under the Collateral Agreement, or the subsequent sale or transfer of such items of Substituted Collateral by the Collateral Agent pursuant to the terms of the Collateral Agreement.

(b)    Title to Collateral; Perfected Security Interest.    The Pledgor has good and marketable title to the Substituted Collateral, free of all Liens (other than the Lien created by the Collateral Agreement). Upon delivery of the Collateral to the Collateral Agent, the Collateral Agent will have obtained a valid, first priority perfected security interest in, and a first lien upon, such Substituted Collateral subject to no other Lien, as to which the Collateral Agent shall have Control over all applicable Investment Property. None of such Substituted Collateral is or shall be pledged by the Pledgor as collateral for any other purpose.

This Certificate may be relied upon by the Purchase Contract Agent as fully and to the same extent as if this Certificate had been specifically addressed to the Purchase Contract Agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this              day of             , 200  .

THE PHOENIX COMPANIES, INC.

Name:
Title:

Exhibit B

to

Collateral Agreement

CERTIFICATE FOR ADDITIONAL COLLATERAL

The Phoenix Companies, Inc. (the “Pledgor”), hereby certifies, pursuant to Section 6(c) of the Collateral Agreement dated as of                          , 2002 among the Pledgor,             , as Collateral Agent, and             , as Purchase Contract Agent and attorney-in-fact for the holders of Purchase Contracts (the “Collateral Agreement”; terms defined in the Collateral Agreement being used herein as defined therein), that:

1.    The Pledgor is delivering the following items of Eligible Collateral to the Collateral Agent to be held by the Collateral Agent as additional Collateral (the “Additional Collateral”):

2.    The Pledgor hereby represents and warrants to the Collateral Agent that:

(a)    Consents to Transfer.    No Transfer Restrictions (except for, with respect to any Substituted Collateral consisting of HRH Common Stock, Permitted Transfer Restrictions) exist with respect to or otherwise apply to the assignment of, or transfer by the Pledgor of possession of, any items of Additional Collateral to the Collateral Agent under the Collateral Agreement, or the subsequent sale or transfer of such items of Additional Collateral by the Collateral Agent pursuant to the terms of the Collateral Agreement.

(b)    Title to Collateral; Perfected Security Interest.    The Pledgor has good and marketable title to the Additional Collateral, free of all Liens (other than the Lien created by the Collateral Agreement). Upon delivery of the Collateral to the Collateral Agent, the Collateral Agent will have obtained a valid, first priority perfected security interest in, and a first lien upon, such additional Collateral subject to no other Lien, as to which the Collateral Agent shall have Control over all applicable investment Property. None of such Additional Collateral is or shall be pledged by the Pledgor as collateral for any other purpose.

This Certificate may be relied upon by the Purchase Contract Agent as fully and to the same extent as if this Certificate had been specifically addressed to the Purchase Contract Agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this              day of             , 200  .

THE PHOENIX COMPANIES, INC.

Name:
Title: